CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Goldman Sachs Trust of our report dated May 23, 2025, relating to the financial statements and financial highlights of the Goldman Sachs U.S. Mortgages Fund, which appear in the Fund’s Annual Report on Form N-CSR for the year ended March 31, 2025. We also consent to the reference to us within the introductory note and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

Boston, Massachusetts

February 18, 2026

PricewaterhouseCoopers LLP, 101 Seaport Boulevard, Suite 500, Boston, MA 02210
www.pwc.com	+1 (617) 530 5000